Exhibit 3.63

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY “WELLS REIT II – REPUBLIC DRIVE, LLC” IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-FOURTH DAY OF MARCH, A.D. 2004.

	Harriet Smith Windsor, Secretary of State
3781617 8300	AUTHENTICATION:	3010976
040218606	DATE:	03–24–04